Dear               :

                  On behalf of the Board of Directors, I am pleased to notify you that Cornerstone Properties Inc. (the "Company") has awarded you, subject to your acceptance of the terms and conditions of this letter agreement (this "Agreement"), ____________ shares of the Company's Common Stock (the "Restricted Shares").
                  Grants of Restricted Shares are being made to those officers who have had, and who are expected to continue to have, a significant impact on the Company's performance, and the Company's Audit Committee (the "Committee") has designated the participating officers.
                  Your award of Restricted Shares is subject to the following terms and conditions:
                  1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
                  (a) Termination for "Cause" means a termination of employment with the Company or any of the Company's subsidiaries which, as determined by the Committee, is by reason of (i) the commission by the Participant of a felony or perpetration by the Participant of a dishonest act, material misrepresentation or common law fraud against the Company or any subsidiary thereof, (ii) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any subsidiary thereof or (iii) the wilful failure or refusal of the


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         Participant to substantially perform the material duties of his position with the Company or any subsidiary thereof.
                  (b) "Change in Control" shall mean the occurrence of one or more of the following events: (i) a merger in which the Company is not the survivor; (ii) a sale or transfer of all or substantially all of the assets of the Company; (iii) a liquidation or reorganization of the Company; or (iv) a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters of the directors then still in office who either were directors at the


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         beginning of the period or whose selection or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, further, that a change in control shall not be deemed to be a Change in Control for purposes of this Agreement if the Board of Directors has approved such change in control prior to either (x) the occurrence of any of the events described in the foregoing clauses (A) and (B) or (y) the commencement by any person other than the Company of a tender offer for the Common Stock not approved by the Board of Directors prior to such commencement.
                  (c) "Participant" shall mean any officer of the Company or one of its subsidiaries to whom a grant of Restricted Shares has been made and is outstanding.
                  (d) "Permanent Disability" shall mean a physical or mental condition of a Participant that, in the judgment of the Committee, after consultation with a duly licensed physician, permanently prevents such Participant from being able to serve as an active employee of the Company and its subsidiaries. For purposes of determining the day on which a Participant becomes Permanently Disabled, the Committee may select the day on which such Participant first becomes eligible for long-term disability benefits under the Company's long-term disability insurance plan then in effect.
                  (e) "Restricted Period" shall mean a period of five consecutive years, commencing with June 30 of the year in which Restricted Shares are granted, during which restrictions on such Restricted Shares are in effect.
                  2. Award. Upon your acceptance of this Agreement, the Company shall register in your name share certificates representing your Restricted Shares, which certificates


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                                        4

will be held by the Company for your account. These certificates will bear a legend in substantially the following form, as determined by the Committee:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED SHARE
                  AGREEMENT BETWEEN CORNERSTONE PROPERTIES INC. AND THE BENEFICIAL OWNER HEREOF, INCLUDING RESTRICTIONS ON SALE, TRANSFER AND ENCUMBRANCE.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933. UNLESS CORNERSTONE PROPERTIES INC. DETERMINES OTHERWISE, NO TRANSFER OF SUCH SECURITIES MAY BE MADE WITHOUT AN OPINION OF COUNSEL, SATISFACTORY TO CORNERSTONE PROPERTIES INC., THAT SUCH TRANSFER MAY PROPERLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR THAT SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE DATE OF SUCH TRANSFER.

                  COPIES OF THE RESTRICTED SHARE AGREEMENT ARE ON FILE AT THE OFFICE OF THE SECRETARY AND MAY BE INSPECTED DURING NORMAL BUSINESS HOURS.

                  3. Restrictions on Transferability of Shares. Your Restricted Shares are subject to certain restrictions on transferability. More specifically, your Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, or otherwise encumbered or disposed of before June 30, 19__ (the "Full Vesting Date"). These restrictions will, however, subject to paragraph 4 below, terminate with respect to 13.333% (i.e., ___________) of your Restricted Shares on June 30 of each of __________, ___________, ____________
and _________, and with respect to 46.668% (i.e., ___________) of your
Restricted Shares on June 30, __________. Subject to paragraph 4 below, all of your Restricted Shares will be free of these


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                                        5

restrictions as of the Full Vesting Date. As the restrictions on your Restricted Shares lapse, certificates for the appropriate number of shares of the Company's Common Stock will be issued to you.
                  4. Termination of Employment or Occurrence of a Change in Control. If, prior to the Full Vesting Date, (i) you cease to be an employee of the Company due to death, Permanent Disability (as defined above), retirement, or termination by the Company without Cause (as defined above), or (ii) a Change in Control (as defined above) occurs with respect to the Company, all restrictions on your Restricted Shares shall terminate, and certificates for the appropriate number of shares of the Company's Common Stock will be issued to you. If you cease to be an employee prior to the Full Vesting Date for any other reason, you will immediately forfeit all Restricted Shares which are still subject to restriction.
                  5. Voting and Dividend Rights During Restricted Period. After share certificates representing your Restricted Shares are registered in your name, you shall have the right to vote your Restricted Shares and to receive all dividends payable with respect thereto (so long as such shares are not forfeited as described in paragraph 4 above).
                  6. Investment Representation - Registration. In order to comply with any applicable securities laws, the Company may require you (i) to furnish evidence satisfactory to the Company (including a written and signed representation letter) to the effect that all of your Restricted Shares were acquired for investment only and not for resale or distribution and (ii) to agree that all such Restricted Shares shall only be sold by you following registration under the Securities Act of 1933 or pursuant to an exemption therefrom.


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                                        6

                  7. No Assignment. Your rights under this Agreement may not be assigned, pledged or otherwise transferred except to the extent permitted hereunder.
                  8. Compliance with Law and Regulations. Once your Restricted Shares are no longer subject to restriction, any sale, exchange, transfer, assignment, pledge, encumbrance or other disposition, directly or indirectly, whether or not for value, and whether or not voluntarily, of your share certificates shall be made in compliance with any applicable constitution, rule or regulation of, or any applicable policy of, any of the exchanges on which the Common Stock is listed, and any applicable law, rule or regulation of any governmental agency having jurisdiction.
                  9. Designation of Beneficiary. You should designate in writing on forms prescribed by and filed with the Committee a beneficiary or beneficiaries to receive, in the event of your death, any rights to which you are entitled hereunder. A designation of beneficiary may be replaced by a new designation or may be revoked by you at any time on forms prescribed by and filed with the Committee.
                  10. No Rights to Continue Employment. Nothing in this Agreement shall be construed as giving you any right to continue in the employ of the Company or any of its subsidiaries.
                  11. Changes in Capitalization. If any change shall occur in or affect the Common Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or distribution to holders of the Common Stock (other than regular dividends) or, if in the opinion of the Committee, after


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consultation with the Company's independent public accountants, changes in the
Company's accounting policies, acquisitions, divestitures, distributions, or other unusual or extraordinary items have disproportionately and materially affected the value of the Restricted Shares, the Committee shall make such adjustments, if any, that it may deem, in its sole discretion, necessary or equitable in the number of shares of Common Stock subject to your Restricted Share grant. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event.
                  12. Nontransferability of Rights. Your rights hereunder, including the right to any amounts or Common Stock payable, may not be assigned, pledged, or otherwise transferred except, in the event of your death, to your designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.
                  13. Withholding. The Company shall have the right, before any payment is made or a certificate for any Common Stock is delivered, to deduct or withhold from any payment to you to satisfy any Federal, state, or local taxes, including transfer taxes, required by law to be withheld or to require you or your beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.
                  14. Relationship to Other Benefits. No payment hereunder shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any subsidiary of the Company.


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                                        8

                  15. No Trust or Fund Created. The grant made hereunder shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its subsidiaries and you or any other person. Your rights hereunder shall be no greater than the rights of any unsecured general creditor of the Company.
                  16. Consent Under Local Law. This award shall be conditioned upon the making of any filing and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable local laws.
                  17. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.
                  Please indicate your acceptance of this Agreement by signing and returning the duplicate copy of this letter to Thomas P. Loftus.

                                        Sincerely,

                                        CORNERSTONE PROPERTIES INC.


                                        By:__________________________



ACCEPTED:_____________________, 19__

__________________________________
Participant